Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-202824 of Sears Holdings Corporation on Form S-8 of our report dated June 28, 2016, relating to the financial statements, financial statement schedule and supplementary information by fund of the Sears Holdings Puerto Rico Savings Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2015.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 28, 2016